Microsoft Word 11.0.6502;SUB-ITEM 77M

The Capital Appreciation Series, a Series of the MFS/Sun Life Series Trust, acquired all of the assets of the Managed Sectors Series, a Series of the MFS/Sun Life Series Trust. The circumstances and details of this transaction are described in the Trust's Registration Statement on Form N-14 on behalf of the Series (File No. 333-123024), as filed with the Securities and Exchange Commission via EDGAR on February 25, 2005, under Rule 488 under the Securities Act of 1933. Such description is incorporated herein by reference.

The acquired Series has ceased to be an investment company as defined in the Investment Company Act of 1940.